UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        August 24, 2009.

TAI PAN HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53148	26-0904488
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 S Lake Ave., Suite 208, Pasadena, CA 91101
(Address of principal executive offices)(Zip Code)

(626) 577-8300
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Elect of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of William Elder as Executive Chairman, Chief Executive Officer and Executive Director.

On August 24, 2009, the Board of Directors passed a resolution to appoint Mr. William Elder as the Company’s Executive Chairman, Chief Executive Officer and Executive Director.

Mr. William Elder has been Chief Executive Officer of Maxsys Technologies, Inc. (“Maxsys”) since December 2005.  He is responsible for market development, global business, and primary corporate functions. He co-founded Maxsys in 1991 and has been an officer serving as Executive Board Member, Marketing VP, Sales Development VP and President since that time.

Mr. William Elder also served as an independent business and engineering consultant to Fortune 500 companies developing technology solutions and major technical proposals including those for Hewlett Packard, Rockwell International, Bridgestone, and General Dynamics since 1983.

In connection with his appointment, on August 24, 2009 the Company has not entered into any written employment agreement with Mr. William Elder.

There is no arrangement or understanding between Mr. William Elder and any other person(s) pursuant to which he was selected as Executive Chairman, Chief Executive Officer and Executive Board of Directors.  Mr. William Elder does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.  Other than his work relationship, Mr. William Elder does not have a direct or indirect material interest in any transaction in which the Company is a participant.

(c) Exhibits

Exhibit No.	Description

99.1	Action By Unanimous Written Consent of the Board of Directors, approving the election of Executive Chairman, Chief Executive Officer and Executive Director of the Board

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAI PAN HOLDING, INC.
Dated: August 26, 2009	By:	/s/ Cheng Yu Wang
Cheng Yu Wang
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Action By Unanimous Written Consent of the Board of Directors, approving the election of Executive Chairman, Chief Executive Officer and Executive Director of the Board